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                                                                     EXHIBIT 4.9

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES AND INTEREST HEREIN MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OR REGULATION S UNDER THE SECURITIES ACT IF APPLICABLE, OR (C) INSIDE THE UNITED STATES (i) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR (ii) IN COMPLIANCE WITH ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

                                PROMISSORY NOTE

                                                                            1996
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     FOR VALUE RECEIVED, the undersigned, GLOBALTEL RESOURCES, INC., a
Washington corporation (the "Maker"), HEREBY PROMISES TO PAY to the order of
                                                          (the "Holder"), the
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principal sum of                                                        together
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with interest as hereinafter provided, pursuant to the terms and provisions of this Note.

     Maker further agrees as follows:

     1.   Interest. Interest on the principal sum of this Note shall accrue at
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the rate of ten percent (10%) per annum and shall be computed on the basis of a
365-day year for the actual number of days elapsed. Maker shall pay all accrued interest on the principal sum of the Note on the sixth (6th) month anniversary of the date of this Note, the twelfth (12th) month anniversary of the date of this Note, and on the Maturity Date of this Note (as hereinafter defined). When an interest payment is due hereunder, Maker may (i) make such payment in cash to Holder as provided in Section 4 or (ii) execute and deliver to Holder a promissory note ("PIK Note") in favor of Holder as payment-in-kind for the interest payment installment amount then due and payable. Each PIK Note shall be substantially in the form of this Note, except that voluntary conversion of the PIK Note shall be governed by Section 2 of this Note, rather than terms contained in the PIK Note itself. After any breach or default, all sums then and thereafter owing hereon, including then accrued and thereafter accruing interest, shall bear interest at a rate per annum of 12% (the "Default Rate"). Notwithstanding any other provision of this Note, interest, fees and charges payable by reason of the indebtedness evidenced hereby shall not exceed the maximum, if any, permitted by any governing law.

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     2.   Payment or Conversion.
          ---------------------

          2.1 All principal and accrued interest then outstanding under this Note and all PIK Notes shall be payable in full on June 5, 1998 (the "Maturity Date"). Prior to the Maturity Date, Holder may voluntarily apply some or all of the outstanding principal and accrued interest under this Note and all PIK Notes to the purchase of shares of common stock as provided in Sections 2.2. and 2.3. Prior to the Maturity Date, Maker may prepay some or all of the outstanding principal and accrued interest under this Note and all PIK Notes without penalty upon ten (10) days prior to Holder, provided, however, that Holder may exercise
                                    --------  -------
any applicable conversion rights under Sections 2.2 and 2.3 hereof at any time prior to the noticed date of intended prepayment.

          2.2 If, prior to the Maturity Date, Maker closes an offering or offerings (the "Offering") of its convertible debt or equity securities with aggregate gross proceeds to Maker of at least Fifteen Million Dollars ($15,000,000) (the "Conversion Condition"):

               (a)  Maker shall give written notice to Holder at least twenty
(20) days prior to the closing that will cause the Conversion Condition to be satisfied (the "Conversion Closing") of (i) the date of the Conversion Closing;
(ii) the rights and preferences of the equity securities of Maker (the "Offered Shares") to be sold at the Conversion Closing or into which the debt securities of Maker to be sold at the Conversion Closing will be convertible; (iii) the price per share for the Offered Shares to be paid at the Conversion Closing if the Offered Shares themselves are to be sold or in effect on the Conversion Closing if debt securities convertible into the Offered Shares are to be sold (the "Per Share Price"), and (iv) if the Offered Shares are a class of preferred stock convertible into shares of common stock, the price per share of common stock that the investors would have effectively paid or had in effect if the equity securities sold by Maker were converted into shares of common stock at the Conversion Closing (the "Per Common Share Price"), and

               (b) If Holder in its sole discretion so elects by written notice to Maker at any time prior to the date of the Conversion Closing, Maker shall, concurrent with the Conversion Closing, apply all unpaid principal and accrued interest hereunder plus the outstanding balance of principal and interest under all PIK Notes, or so much thereof as Holder may have specified in said notice, to the purchase by Holder of such number of shares of common stock equal to the total amount of such indebtedness on the date of the Conversion Closing divided by the Per Share Price (unless there is a Per Common Share Price, in which case the Per Common Share Price shall be used). The amount of indebtedness from Maker to Holder to be converted into shares of common stock as specified in the notice shall be applied to the purchase of shares in the following order: (i) accrued interest under the PIK Notes, if any, in the order of their issuance, (ii) accrued interest under this Note, (iii) unpaid principal under the PIK Notes, if any, in the order of their issuance, and (iv) unpaid principal under this Note. Upon issuance of such number of the shares of common stock to Holder, the amount of such indebtedness shall be deemed fully paid and be of no further force or effect.

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          2.3  If the Conversion Condition has not occurred by April 1, 1997,
Holder shall have the right, as its sole discretion, by written notice to Maker at any time or times prior to the occurrence of the Conversion Closing to apply a portion or all outstanding principal and accrued interest hereunder and under all PIK Notes to the purchase of such number of shares of common stock of Maker equal to the amount of unpaid principal and accrued interest to be converted as specified by Holder in said notice divided by the Formula Conversion Per Share Price.

               (a) The "Formula Conversion Per Share Price" shall be the price per share of common stock determined by the formula:

                                 F x Revenues
                                 ------------
                                    Shares

As used herein: "Revenues" means Maker's annualized gross revenues for the twelve-month period beginning March 1, 1997, which shall be determined by multiplying Maker's actual gross revenues for the three-month period of March 1, 1997 through May 31, 1997 times four (4) (regardless of the Company's actual
                          -----
experience after May 31, 1997).

     "Shares" means the then-existing number of issued and outstanding shares of common stock of Maker on the date of conversion on a fully diluted basis (that is, assuming (i) the conversion to common stock of all other forms of debt and equity securities then outstanding and having an unqualified and exercisable right to convert such securities into common stock, and (ii) the exercise of all options to purchase common stock then vested and exercisable).

     "F" means (i) 1.0 if the written conversion notice to Maker is given prior to September 1, 1997, (ii) 1.25 if the notice is given prior to December 1, 1997, (iii) and 1.50 if the notice is given on or after December 1, 1997, but prior to the Maturity Date.

               (b) Holder may make more than one election to convert a portion of the indebtedness from Maker to Holder to shares of common stock of Maker, provided that each such election is made, and the resulting sale completed, prior to the occurrence of the Conversion Closing. Holder's notice to Maker exercising this voluntary conversion right shall specify the amount of indebtedness to be so converted (which, in no event, shall be less than $50,000) and the date on which the purchase of shares of common stock is to be completed (which shall be not less than 5 and not more than 20 days after the date of the notice). The amount of indebtedness from Maker to Holder specified in the notice shall be applied to the purchase of shares in the following order: (i) accrued interest under the PIK notes, if any, in the order of their issuance, (ii) accrued interest under this Note, (iii) unpaid principal under the PIK Notes, if any, in the order of their issuance, and (iv) unpaid principal under this Note.

     3.   Default.  In the event of any default, all sums owing and to become
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owing hereunder shall bear interest thereafter at the Default Rate per annum and, at the option of the Holder, shall become immediately due and payable. A "default" shall mean any one or more of the following: (a) failure to pay when due any sum then owing herein or under any

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PIK Note: (b) any failure to perform or comply with any of the agreements, terms and conditions of this Note or any PIK Note; or (c) the insolvency of Maker or the filing of any petition or other pleading by or against Maker for the appointment of a receiver or under or pursuant to any bankruptcy or other debtor relief law. Maker agrees to pay all costs and expenses which the Holder may incur by reason of any default, including, without limitation, reasonable attorneys' fees with respect to legal services relating to any default and to a determination of any rights or remedies of the Holder under this Note, and reasonable attorneys' fees relating to any actions or proceedings which the Holder may institute or in which the Holder may appear or participate and in any reviews thereof and appeals therefrom. Any judgment recovered by the Holder hereon shall bear interest at the Default Rate per annum, but not to exceed the highest rate then permitted by law.

     4.   Payment and Notices. Subject to the provisions of Section 2, any
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payment hereon shall be applied first to interest then accrued and then to principal. Except as provided to the contrary in Section 2, principal, interest and fees are payable in lawful money of the United States of America, in same
day funds, to the Holder at:                                           , or at
                             ------------------------------------------
such other place as the Holder may specify in writing. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon personal delivery, or five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed
(i) if to Maker, as set forth below Maker's name and signature on the signature page of this Note and (ii) if to Holder, at the address set forth in this
Section 4, or at such other address as Maker or Holder may designate by ten (10) days' advance written notice to Holder or Maker, respectively.

     5.   Governing Law. This Note shall be governed for all purposes by the
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laws of Washington (excluding, however, all choice-of-law provisions in
Washington law). If any term or provision of this Note, or the applicability thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Note, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and shall continue in full force and effect.

                                        GLOBALTEL RESOURCES, INC.,
                                        a Washington corporation


                                        By: _______________________
                                            Ronald P. Erickson
                                            President and CEO
                                            1520 Eastlake Avenue East, Suite 210
                                            Seattle, WA 98102